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                                                                    EXHIBIT 99.3



           U.S. MedSys Corp.'s Announces Changes to Board of Directors

HASBROUCK HEIGHTS, N.J.--(BUSINESS WIRE) -- May 9, 2005--U.S. MedSys Corp. (OTCBB:UMSY - News), today announced that on May 6, 2005, two individuals were selected to fill vacancies on the board of directors, and the three prior directors resigned from the board.

The changes occurred contemporaneously with the sale by the company's largest shareholder, Rangeley Corporation, of its entire interest in the company to Montague Investments, Inc., in a private transaction. Peter G. Futro, a resigning director who owns Rangeley Corporation, retains 560,000 shares of common stock held in his name, and the law firm of Futro & Associates, P.C., retains 270,000 shares of common stock.

The company has been advised that Rangeley sold its block of 6,881,039 shares for $800,000, and the purchase thereof by Montague Investments, Inc. was financed by Joseph Corso, Jr. As previously disclosed in a current report on Form 8-K dated March 31, 2005, Mr. Corso and his father, Joseph Corso, Sr., recently invested $1.5 million in the company's Series A Convertible Preferred Stock.

New Board Members

Anthony Rubino and Dr. Orest B. Boyko became the new member of the board of directors.

Mr. Rubino has been the Chief Financial Officer of the company since November 2004 and the interim Chief Executive Officer since April 12, 2005. Mr. Rubino brings close to twenty years of accounting and auditing experience to the UMSY management team. For previous eight years Mr. Rubino served in various capacities for Publicis/Saatchi and Saatchi, most recently as Senior Vice President/Corporate Director of Finance for their pharmaceutical advertising agency, Saatchi and Saatchi Healthcare Communications, an $85 million agency with nine divisions and 453 employees. Prior to Publicis/Saatchi and Saatchi Mr. Rubino was employed by Amerifoods, Inc., where he held the title of Director of Finance, and KPMG Peat Marwick, where he was a Senior Manager. Mr. Rubino is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration and Accounting from Seton Hall University.

Dr. Orest B. Boyko, is a Board Certified radiologist with over twenty years of experience as a practitioner, administrator and educator in the medical fields of radiology, teleradiology, and neuroradiology. Dr. Boyko has authored and co-authored over 100 scientific articles, exhibits, book chapters or books. During his academic tenure, Dr. Boyko received the rank of full professor and is currently practicing in the private and medical/pharmaceutical industry sector with a focus on advancing the clinical applications of physiological and molecular imaging including higher field strength MRI and PET/CT imaging. Dr. Boyko has also established his own private consulting firm, Medical Imaging Management. Dr. Boyko received his M.D. and Ph.D. from Indiana University in 1982 and completed his residency at Indiana University Medical Center and internship and fellowship at Duke University Medical Center.

Resigning Directors and Officers

Peter G. Futro, George Anagnost and Kenton Sieckman resigned from their positions as members of the board of directors. Peter G. Futro and George Anagnost each also resigned from their positions as executive officers of the company; Peter G. Futro as Chairman and
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George Anagnost as Vice President and Secretary. In addition, Jacob Futro resigned from his position with the company.

The resigning individuals were provided with Severance Agreements, the terms of which include the payment of three months of severance pay in a lump-sum to Peter Futro, George Anagnost and Jacob Futro; and the adjustment of the exercise price from $.25 to $.18 per shares on 250,000 options held by each of George Anagnost, Kenton Sieckman, and Jacob Futro, and the simultaneous exercise under a cashless exercise method that resulted in the issuance of 175,000 shares of common stock to each of them.

The Company intends to file a current report on Form 8-K by May 11, 2005.

About U.S. MedSys Corp.

U.S. MedSys Corp. is a marketing, distribution organization and medical network development company which provides medical technology and support services to the healthcare industry. UMSY is focusing on its core competencies in sales, medical network development, marketing and healthcare delivery. The UMSY business network consists of PMC/Foot Care, LLC; PMC Ocular, LLC; Global Medical Direct and New England Orthotic and Diabetic Shoe Manufacturing Company Inc. The company has contractual relationships with PMC Corp., a third party administrator; New York Home Health Care, which provides comprehensive services to hospital, long-term care facilities and home care patients in the New York and New Jersey area; and Sav-Rx. For more information see www.usmedsyscorp.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the company to execute its plans. By making forward-looking statements, the company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.


Contact:
U.S. MedSys Corp.
Anthony Rubino, 201-288-3082